Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS THIRD QUARTER RESULTS

Forecasts Fiscal 2009 Net Sales of $200 Million

HOUSTON, TX — June 11, 2008 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in niche markets, today announced unaudited financial results for the third quarter and nine months ended April 30, 2008.

As the Company reported on May 28, 2008, third quarter sales in its Penta and Animal Health segments fell short of last year’s record third quarter, while Creosote sales were up sharply and sales of Electronic Chemicals were stronger than anticipated.  Third quarter net sales were $50.3 million resulting in operating income of $3.9 million, net income of $1.7 million and diluted EPS from continuing operations of $0.16.  In the prior fiscal year period, net sales were $26.7 million, resulting in operating income of $6.3 million, net income of $3.8 million and diluted EPS from continuing operations of $0.35.

Year-to-date net sales of $103.0 million produced operating income of $9.5 million, net income of $4.8 million and diluted EPS of $0.45 from continuing operations.  One year earlier, net sales were $62.6 million resulting in operating income of $11.7 million, net income $6.8 million and diluted EPS from continuing operations of $0.66.

As management previously explained, the decline in sales in its highly seasonal Animal Health segment was due to unusually cool weather in the southern United States during much of its third fiscal quarter delaying what is typically that region’s fly season.  As a result, KMG management forecasts Animal Health sales this year to be more heavily weighted in the fourth fiscal quarter.  Neal Butler, President and CEO of KMG, noted, “Based upon year-to-date sales and those expected for the remainder of the current fiscal year, Animal Health sales for fiscal 2008 should modestly exceed those of fiscal 2007, but fall short of our original expectations.  Besides cooler weather delaying the selling season, high feed costs have also adversely impacted the economics of cattle growers.  While the Avenger ear tag continues to be the top selling insecticidal ear tag in the United States, we believe that some of the sales that occurred in fiscal 2007 established the base level of early season inventory necessary in the distribution channel.”

Third quarter Penta sales were down about 25% to $5.9 million because of the reduction in purchases of Penta treated poles by utility companies.  KMG indicated that utilities have been fine-tuning their pole requirements in light of the sharp price increase for the distillate oil that is blended with Penta, and due to the overall slowdown in the economy.  More normalized Penta sales resumed in recent months and as previously reported, KMG’s Penta sales in the current quarter should approximate those of last year’s fourth quarter.  Creosote sales in the third quarter increased 27% to $14.3 million.  In general, KMG realized a shift in sales mix toward Electronic Chemicals and greater Creosote sales which have lower margins than Penta or Animal Health products, and therefore adversely affected overall gross profit margins.  In Penta, the decline in third quarter sales relative to the prior year period resulted in lower throughput at KMG’s Matamoros facility and higher unit costs.

Third quarter sales of KMG’s recently acquired Electronic Chemicals business, serving the semiconductor industry, were $26.1 million and accretive to earnings and cash flow despite the associated integration costs.

Mr. Butler further noted, “While we look for fourth quarter 2008 EPS to be significantly better than the fourth quarter of 2007, it won’t offset the decline in third quarter earnings; and we continue to expect a 10%-20% decline in year-over-year EPS for 2008.”

Mr. Butler went on to say, “We expect significantly better results in fiscal year 2009 including net sales of approximately $200 million and a significantly improved profit picture.  Our reasons for confidence include:

•                  Our Electronic Chemicals business will be consolidated for the entire fiscal year. Also since it has been under our ownership, we have successfully secured new and profitable  business from several major global customers,

•                  We have implemented price increases for our Wood Treating and Electronic Chemical products, which should help mitigate continuing raw material price increases, especially those tied to rising petroleum prices,

•                  We are also far along in obtaining Animal Health product registrations in five Latin American countries and will be moving forward to expand sales into those markets with additional product registrations in fiscal 2009, and,

•                  There will be a reduction in certain operating expenses in fiscal 2009, including $1 million incurred in fiscal 2008 in connection with the integration of the Electronic Chemicals business and another $1.2 million of amortization of certain intangible assets primarily associated with the June 2005 Penta acquisition which will be concluded in December 2008.”

Commenting on KMG’s financial position, John V. Sobchak, CFO, pointed out, “Since closing the Electronic Chemicals acquisition on December 31st of 2007, we have repaid $11.5 million of principal on our debt, including $7.2 million of the $9.0 million that was drawn on our revolver at the time of the acquisition.  As of June 9th, we had $58.5 million of long-term debt outstanding and $33.2 million available on our revolving credit facility.”

Mr. Butler continued, “To achieve our growth objectives, we have recently attracted two seasoned chemical industry executives to our Board of Directors.  In May, we added Jerry Ermentrout, who brings over 30 years of experience in the global electronic chemicals business with Air Products and Chemicals, and we added Chris Fraser, who has a broad background in the global chemical industry and is the CEO of Chemical Lime Company, the leading North American producer of calcium based and alkaline products for varied industrial applications.  On behalf of KMG, I would like to welcome Jerry and Chris to the Board and am positive that their extensive experience encompassing marketing, sales, operations, and manufacturing will be extremely valuable to the Company.”

Mr. Butler concluded, “While we are focused in the near-term on completing the integration of our Electronic Chemicals acquisition, we continue to seek out suitable growth opportunities in keeping with  our strategy to acquire, operate and integrate profitable business lines.  We are targeting companies in the Animal Health, Electronic Chemicals and Agricultural Chemical

segments that meet our criteria and metrics and expect to replicate the same level of success that we’ve had with our previous acquisitions.”

Conference Call

Messrs. Butler and Sobchak will conduct a conference call focusing on the financial results at 10:00 a.m. ET today, Wednesday, June 11, 2008.  Interested parties may participate in the call by dialing 866-861-6730.  Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference ID # 49373798).

The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgb.com.  To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to niche markets.  The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes.  Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets.  For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com

Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com

(See accompanying tables)

KMG Chemicals, Inc. and Subsidiaries

Consolidated Statements of Income

(UNAUDITED)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

NET SALES	$50,259	$26,699	$103,034	$62,576
COST OF SALES	35,180	16,540	71,010	39,602
Gross Profit	15,079	10,159	32,024	22,974
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,205	3,885	22,572	11,230
Operating income	3,874	6,274	9,452	11,744
OTHER INCOME (EXPENSE):
Interest & dividend income	16	106	435	399
Interest expense	(1,010)	(235)	(1,791)	(715)
Other	(15)	(7)	(44)	(22)
Total other income (expense)	(1,009)	(136)	(1,400)	(338)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,865	6,138	8,052	11,406
Provision for income taxes	(1,051)	(2,281)	(2,997)	(4,185)
INCOME FROM CONTINUING OPERATIONS	$1,814	$3,857	$5,055	$7,221
DISCONTINUED OPERATIONS
Loss from discontinued operations, before taxes	(219)	(136)	(402)	(654)
Income tax benefit	84	53	151	240
Loss from discontinued operations	(135)	(83)	(251)	(414)
NET INCOME	$1,679	$3,774	$4,804	$6,807
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.16	$0.37	$0.46	$0.69
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.04)
Net Income	$0.15	$0.36	$0.44	$0.65
Diluted
Income from continuing operations	$0.16	$0.35	$0.45	$0.66
Loss from discontinued operations	(0.01)	(0.01)	(0.02)	(0.04)
Net Income	$0.15	$0.34	$0.43	$0.62
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,990	10,555	10,968	10,541
Diluted	11,227	11,079	11,220	11,022

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$1,876	$961	$4,043	$2,863

Balance Sheet Highlights

(In thousands)

(UNAUDITED)

	April 30,	July 31,
	2008	2007

Cash and cash equivalents	$2,286	$16,004

Net working capital	32,003	28,669

Total assets	161,826	81,233

Long-term debt including current portion	63,167	14,124

Shareholders’ Equity	$62,803	$56,410